"NOTE - Certain confidential technical and commercial information has been redacted from this exhibit in order to preserve the confidentiality of such information. All of the confidential information which has been redacted is on file with the Securities and Exchange Commission. Redacted material is indicated by the symbol, "[**REDACTED**]" where such redacted text would have appeared in this exhibit."


                                   STORESONLINE.COM
                             RESELLER AND MALL AGREEMENT

                                    Wireless One


  THIS RESELLER AND MALL AGREEMENT (the "AGREEMENT") is made and entered into as of the date set forth on the Addendum attached hereto and by this reference made a part hereof (the "ADDENDUM"), between and among STORESONLINE.COM, INC., a California corporation, and NETGATEWAY, a Nevada corporation , on the one hand (collectively, "STORESONLINE"), and the Reseller identified on the Addendum, on the other hand ("RESELLER").

                                  R E C I T A L S

     A. Reseller is an established business entity, engaged in the business of providing high speed wireless Internet access, data transmission and telephone services and analog wireless multichannel subscription television programming services primarily in small to mid-size markets (the "Systems") in the southern and southeastern United States.

     B. StoresOnline owns, operates and maintains an Internet storefront-building services package comprised of certain services delivered through StoresOnline's proprietary software, the standard features of which are more particularly described on the Addendum (the "SERVICES").

     C. The Services are delivered through the Internet and shall be made available through a private, branded electronic exchange to be developed for Reseller.

     D. StoresOnline desires to (i) sell and license the Services to Reseller for Reseller's own use and for resale and sublicense to end-user customers or, with the written permission of StoresOnline, to other resellers and (ii) develop an on-line electronic shopping mall to be branded around Reseller's name, brand and image (as further described herein, the "Mall").

                                      AGREEMENT

     NOW, THEREFORE, on the basis of the foregoing recitals, and in consideration of the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

     1.    SERVICES.

        a.  SCOPE OF AGREEMENT.   This Agreement covers (i) the purchase,
licensing and sale of the Services and (ii) the design and development of the Mall pursuant to and in accordance with the terms and conditions set forth on the Addendum.


        b.  LICENSE GRANT; SALE OF SERVICES.   StoresOnline grants to
Reseller, subject to the terms and conditions of this Agreement, the non-exclusive right and license to resell and sublicense (in the case of software products), the Services to Reseller's end-user customers or, with the written permission of StoresOnline, to other resellers. In the case of software products, Reseller acknowledges that such software is and will remain proprietary to StoresOnline, is copyrighted and that Reseller acquires no right, title or interest in or to any such software by this Agreement. Reseller agrees to sublicense the Services hereunder to its end-user customers or to other resellers, as the case may be, pursuant to the terms hereof and the Standard License Agreement Terms set forthon Exhibit "A" hereto, and to cause each of its customers or other resellers to sublicense the Services pursuant to such terms, which terms, in the case of a reseller, shall be deemed accepted upon store set-up, and in the case of end-user customers, shall be accepted electronically as part of the storefront registration process described below.


        c.  PRODUCT NAME.   It is expressly agreed that the ownership and all
right, title and interest in and to the Services and any trademark, trade name, patent or copyright relating to the Services is and will remain vested solely in StoresOnline; PROVIDED, HOWEVER, that as permitted by this Agreement, Reseller may use any existing or future trademark, trade name, patent or copyright relating to the Services, such use to be limited to promoting, selling, installing or maintaining the Services; and PROVIDED, FURTHER, that as permitted by this Agreement, the Services may be branded around Reseller's name, brand and image. Reseller shall use its best efforts during the term of this Agreement to protect StoresOnline's trademarks, trade names, patents and copyrights, but shall not be required to instigate legal action against third parties for any infringement thereof. Reseller shall notify StoresOnline of any infringement as soon as practicable after becoming aware of any such infringement. Reseller shall not use, directly or indirectly, in whole or in part, StoresOnline's name or any other trade name or trademark that is owned or used by StoresOnline in connection with any product other than StoresOnline's products, without the prior written consent of StoresOnline.

        d.  MALL DEVELOPMENT.   StoresOnline shall develop the Mall in
accordance with the terms and conditions set forth herein and on the
Addendum.   The Mall shall be branded around Reseller'name, brand and image and shall link to the Reseller's branded StoresOnline solution. The Mall will include an appropriate URL address, four to six featured products and stores from various Reseller and third party advertisers, additional Reseller and non-Reseller advertiser stores and products catalogued with text references, and links to top-tier eCommerce sites. The Mall will also include an appropriate search engine, commerce functionality, banner and other appropriate advertising space and such other features as the parties shall mutually agree. The Mall will be capable of cataloguing stores independently or in conjunction with all other malls that belong to the StoresOnline electronic mall network.


     2. TERM OF AGREEMENT. The term of this Agreement shall commence as of the execution hereof and continue for an initial term of two (2) years. Such term shall automatically be extended for additional one-year terms thereafter unless either party notifies the other, not less than thirty (30) days prior to the expiration of the applicable term, of its intention not to renew this Agreement.


       a. Notwithstanding the foregoing, this Agreement may be terminated in accordance with the provisions of Section 10.

       b. Termination of this Agreement shall not relieve either party of any obligations incurred prior to termination, including outstanding delivery and payment obligations and other contractual commitments herein or mutually agreed to by the parties from time to time in writing. The obligations set forth in Sections 3d, 6b, 8, 10a, 12c, 12e, 12f and 12h are expressly intended to survive termination of this Agreement.

     3.   PRICES AND TAXES.

       a. PRICES FOR SERVICES . StoresOnline shall charge Reseller the one-time Store Set-up Price set forth on the Addendum for each of Reseller's customers. StoresOnline shall also charge Reseller the applicable Monthly Base Wholesale Price set forth on the Addendum. The pricing set forth in the Addendum is contingent upon Reseller's agreement to sell the Services only in the Tier designated in the Addendum. In the event that Reseller sells outside the Tier during the term of this Agreement, all Services from the commencement of this Agreement shall be charged retroactively at the Default Rate set forth in the Addendum.


       b. PRICE ADJUSTMENTS FOR SERVICES. The prices for the Services are subject to change by StoresOnline at any time, and shall become effective ninety (90) days after the date of written notification of such change to Reseller, provided, however, that StoresOnline shall not increase the Monthly Base Wholesale Price more than ten percent (10%) per annum during any applicable term of this Agreement.


       c. RETAIL PRICES FOR SERVICES. On or before the first day of each month, Reseller shall provide StoresOnline with a list of the Reseller prices charged for each class of Accounts or for each Account (as hereinafter defined).


       d. PRICES FOR MALL DEVELOPMENT; MALL REVENUE SPLIT. All prices for Mall design, development and operation provided hereunder shall be as set forth on the Addendum. It is anticipated that the Mall will generate multiple revenue streams. Reseller and StoresOnline shall split the net revenue generated from all such revenue sources on a [**REDACTED**] basis. Such revenue sources to be split shall include, but are not limited to: (1) eCommerce advertisers provided by StoresOnline, ii) the pro rata share of Mall banner advertising attributable to Reseller, (iii) click-through revenue from eTeller sales; and (iv) revenue generated from featured product sales. The parties hereto shall mutually agree to pricing in the event advertising space is sold on a straight-buy basis.


       e.  TAXES.   All prices for any services or products supplied
hereunder are exclusive of any federal, state or local sales, use, excise, AD VALOREM or personal property taxes levied, or any fines, forfeitures or penalties assessed in connection therewith, as a result of this Agreement or the installation or use of services or products hereunder (collectively, but exclusive of taxes based on StoresOnline's income, "Taxes"). Reseller or Reseller's customer shall pay any and all such Taxes, or StoresOnline may, to the extent required by applicable law, pay such Taxes for Reseller's account or Reseller's customer's account, in which case Reseller shall be obligated to reimburse StoresOnline for amounts so paid. Any such Taxes which are so paid by StoresOnline will be invoiced to and paid by Reseller in the manner set forth in Section 6 below.
      4. FORECASTS. Within thirty (30) days of execution of this Agreement, Reseller shall provide StoresOnline with a written, non-binding forecast of Reseller's projected purchases of Services for the following twelve (12) calendar months, with projected Account quantities to be identified by month. Such forecast shall be updated quarterly by Reseller to set forth forecasts for each subsequent twelve (12) month period.

     5.   CUSTOMER ACCOUNTS.

       a. CUSTOMER ACCOUNT REGISTRATION PROCESS. The Services provided hereunder include an online registration process that Reseller and its customers will use to establish storefront accounts with StoresOnline (the "Accounts"). In order to establish an Account, Reseller's customers must complete an on-line registration process in accordance with the terms set forth on the StoresOnline website. At the option of the customer, registration may also be completed non-electronically. The general terms and conditions for the use of Accounts shall be posted from time to time on the StoresOnline web site, or in the event that StoresOnline establishes an electronic exchange for Reseller, such information will be posted on Reseller's exchange. The terms and conditions as posted shall, in all events and at all times, be binding upon the Reseller and its customers which establish Accounts. The terms and conditions governing such Accounts may be amended or canceled, from time to time, upon thirty (30) days prior electronic notice to Reseller. To establish an Account, Reseller's customers must provide credit card information and authorize the payment of fees for Services on a monthly basis in advance.

       b. CONTINUATION OF CUSTOMER ACCOUNTS. Continuation of each Account is subject to the timely payment of the monthly fees associated with such Account, and failure to do so shall constitute grounds for StoresOnline to cancel and terminate an Account.

     6.   BILLING AND PAYMENT TERMS.

       a. INVOICING FOR SERVICES.. In the event Reseller requests that StoresOnline invoice Reseller's customers directly, StoresOnline shall electronically invoice Reseller's customers and directly charge against the credit card accounts provided by such customers for that purpose during the registration process on a monthly basis for the retail price of the Services charged by Reseller. All fees due from customers shall be paid in advance and are due on the first day of each month. In preparing the invoices and charging against the applicable credit cards, StoresOnline shall use the most recent Reseller retail prices provided to StoresOnline by Reseller pursuant to Section 3c hereof for the Accounts invoiced.

       b. PAYMENT AND COLLECTION FOR SERVICES. . StoresOnline shall collect the monthly fees set by Reseller from Reseller's customers and, after deducting any monthly fees and expenses to which it is entitled hereunder, shall remit the balance to Reseller on a monthly basis, together with a statement setting forth the amounts collected, the amounts deducted and the total amount remitted. In the event payment is not received by StoresOnline within the specified time (net of 15 days), an additional late charge of one and one half percent (1.5%) of the past due amount will be assessed for each thirty (30) days outstanding, prorated on a daily basis. All payments for Services shall be made in United States dollars.

       c.  DIRECT RESELLER BILLING FOR SERVICES.   In the event that
Reseller chooses to bill its customers directly for the Services, Reseller shall remit directly to StoresOnline the applicable monthly wholesale price (per storefront). All such fees shall be paid in advance and are due on the first day of each month.
       d.  BILLING FOR MALL RELATED CHARGES; ADVERTISING AND RELATED
REVENUES.   StoresOnline shall invoice Reseller directly for all charges due hereunder in connection with the design, development and operation of the Mall, which charges shall be payable in full in advance. All revenues generated from the Mall (including advertising and related revenues) which are to required to be split between StoresOnline and Reseller pursuant to paragraph 3(d) hereof shall be invoiced and collected by StoresOnline. StoresOnline shall thereafter forward all amounts due, if any, to Reseller (net 30 days) at the address provided on the signature page hereto, together with a statement setting forth the total revenue amounts collected, the amounts thereof payable to Reseller and the total amount remitted.

     7. REAL TIME PAYMENT PROCESSING. In the event that a customer wishes to use the StoresOnline real-time credit card payment processing option, such customer must establish a customer account with an FDIC network bank and must open an account with a participating credit-card processor.

     8.   DISCLAIMER OF WARRANTIES AND LIMITATIONS OF LIABILITY.

       a. DISCLAIMER OF WARRANTY. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THERE ARE NO, AND STORESONLINE EXPRESSLY DENIES, REJECTS AND DISCLAIMS ANY, WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTIES OF THE CORRECTNESS, ACCURACY, PRECISION, TIMELINESS OR COMPLETENESS OF ANY INFORMATION OR SERVICES PROVIDED HEREUNDER.

       b. LIMITATION OF LIABILITY. STORESONLINE, ITS DIRECTORS, OFFICERS, AFFILIATES, EMPLOYEES AND AGENTS SHALL NOT BE LIABLE TO RESELLER OR TO ANY THIRD PARTY FOR ANY LOSS OR DAMAGE, WHETHER DIRECT OR INDIRECT, RESULTING FROM DELAYS OR INTERRUPTIONS OF SERVICE DUE TO MECHANICAL ELECTRICAL OR WIRE DEFECTS OR DIFFICULTIES, STORMS, STRIKES, WALK-OUTS, EQUIPMENT OR SYSTEMS FAILURES, OR OTHER CAUSES OVER WHICH STORESONLINE, ITS DIRECTORS, OFFICERS, AFFILIATES, EMPLOYEES OR AGENTS AGAINST WHOM LIABILITY IS SOUGHT, HAVE NO REASONABLE CONTROL, OR FOR LOSS OR DAMAGE, DIRECT OR INDIRECT, RESULTING FROM INACCURACIES, ERRONEOUS STATEMENTS, ERRORS OF FACTS, OMISSIONS OR ERRORS IN THE TRANSMISSION OR DELIVERY OF THE SERVICES, OR ANY DATA PROVIDED AS A PART OF THE SERVICES PURSUANT TO THIS AGREEMENT, EXCEPT TO THE EXTENT CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF STORESONLINE. IN ALL CASE ARISING FROM EVENTS OCCURRING DURING THE TERM OF THIS AGREEMENT, WHETHER BASED UPON TORT, CONTRACT, WARRANTY, INDEMNITY, CONTRIBUTION OR OTHERWISE, DAMAGES SHALL BE LIMITED TO, AND RESELLER AGREES NOT TO MAKE ANY CLAIMS OR CLAIMS EXCEEDING TWENTY FIVE THOUSAND DOLLARS ($25,000), REGARDLESS OF HOW MANY CLAIMS RESELLER MAY HAVE; PROVIDED, HOWEVER, THAT THE DOLLAR LIMITATION SET FORTH IN THIS SENTENCE SHALL NOT APPLY TO MONIES DUE TO RESELLER IN CONNECTION WITH ANY OF RESELLER'S ACCOUNTS ESTABLISHED PURSUANT TO THIS AGREEMENT. IN ADDITION, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES WHICH THE OTHER PARTY OR SUCH THIRD PARTY MAY INCUR OR EXPERIENCE ON ACCOUNT OF ENTERING INTO OR RELYING ON THIS AGREEMENT OR UTILIZING THE SERVICES, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR WHETHER SUCH DAMAGES ARE CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE OF THE OTHER PARTY.

       C. TIME FOR MAKING CLAIMS. ANY SUIT OR ACTION BY RESELLER AGAINST STORESONLINE, ITS DIRECTORS, OFFICERS, AFFILIATES, EMPLOYEES, AGENTS, SUCCESSORS OR ASSIGNS, BASED UPON ANY ACT OR OMISSION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR SERVICES PERFORMED HEREUNDER, OR ANY ALLEGED BREACH THEREOF, SHALL BE COMMENCED WITHIN TWO (2) YEARS OF THE FIRST OCCURRENCE GIVING RISE TO SUCH CLAIM OR BE FOREVER BARRED. THIS PROVISION DOES NOT MODIFY OR OTHERWISE AFFECT THE LIMITATION OF STORESONLINE'S LIABILITY SET FORTH IN THIS PARAGRAPH 8 OR ELSEWHERE IN THIS AGREEMENT NOR THE INFRINGEMENT OBLIGATIONS OF STORESONLINE
SET FORTH IN PARAGRAPH 8d.

       D.  INFRINGEMENT.   StoresOnline will indemnify and hold Reseller harm-
less from and against any claim by third parties pertaining to the infringement of U.S. copyrights, trademarks or patents arising solely from Reseller's use of any of computer programs or software products utilized by StoreOnline to provide the Services as authorized hereunder, provided that such computer programs or software products have not been altered, revised or modified by Reseller in a manner that causes the alleged infringement, and further provided that: (i) Reseller promptly notifies StoresOnline in writing of such claim; (ii) StoresOnline will have sole control of the defense of any action on such claim and of all negotiations for its settlement or compromise; (iii) Reseller cooperates with StoresOnline in every reasonable way to facilitate the settlement or defense of such claim; and (iv) should such Services become or, in StoresOnline's opinion, be likely to become, the subject of an infringement claim, Reseller will permit StoresOnline, at StoresOnline's expense, to (1) procure for Reseller the right to continue using such Services, or (2) replace or modify the same to become functionally equivalent yet non-infringing, or (3) upon the failure of (1) and (2) above, terminate, without penalty, Reseller's use of the affected

Services, in which event StoresOnline will refund to Reseller on a pro-rata basis any prepaid amounts related thereto. Notwithstanding the foregoing, StoresOnline shall not be liable to indemnify Reseller for any claims of infringement by third parties relating in any manner to the contents of the Mall or any of the third party merchants' storefronts contained therein provided by Reseller or any of its end-user customers.

       e. DISCLAIMER. THE WARRANTIES AND CONDITIONS SET FORTH HEREIN AND THE OBLIGATIONS AND LIABILITIES OF STORESONLINE HEREUNDER ARE IN LIEU OF, AND BUYER HEREBY WAIVES, ALL EXPRESS AND IMPLIED WARRANTIES AND CONDITIONS, INCLUDING, WITHOUT LIMITATION, THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     9. DOCUMENTATION AND TRAINING. Provided that Reseller has met the minimum performance standards set forth elsewhere in this Agreement, StoresOnline shall, on a semi-annual basis, provide free-of-charge a one (1) day training program for employees designated by Reseller at the Reseller corporate headquarters. Additional training by StoresOnline shall be made available to Reseller at StoresOnline's standard rates. All expenses of the trainees under this Section 9 shall be borne solely by Reseller.

     10.  DEFAULT.

       a.  RESELLER'S DEFAULT.   The failure by Reseller to make any payment
required hereunder or a material breach by Reseller of its obligations hereunder shall constitute an event of default by Reseller. Upon the occurrence of an event of default, StoresOnline shall provide Reseller with written notice specifying the nature of such default. If Reseller has not cured such default within thirty (30) days after receipt of such notice, StoresOnline may, at its sole discretion, terminate this Agreement and/or seek any other available remedies available at law or in equity; PROVIDED, HOWEVER, that the cancellation of this Agreement shall not prevent Reseller from reselling the Services (and sublicensing the software component thereof) previously paid for by Reseller and sublicenses previously granted by Reseller pursuant hereto shall not be affected by such termination.

       b.  STORESONLINE'S DEFAULT.   A material breach by StoresOnline of its
obligations hereunder shall constitute an event of default by StoresOnline.
Upon the occurrence of an event of default by StoresOnline, Reseller shall provide StoresOnline with written notice specifying the nature of such default. If StoresOnline fails to cure such default within thirty (30) days after receipt of such notice, Reseller may, at its sole option, terminate this Agreement.

       c.  INSOLVENCY.   Except for the pending Chapter 11 bankruptcy
proceeding of Reseller, the commencement of any proceeding (voluntary or involuntary) in bankruptcy or insolvency by or against either party hereto, or the appointment (with or without the party's consent) of an assignee for the benefit of creditors or a receiver with respect to either party hereto shall constitute an event of default hereunder, and the non-defaulting party may elect to terminate this Agreement immediately.

     11.   DISPUTE RESOLUTION.

       a. It is the intent of the parties that all disputes arising under this Agreement be resolved expeditiously, amicably, and at the level within each party's organization that is most knowledgeable about the disputed issue. The parties understand and agree that the procedures outlined in this Paragraph 11 are not intended to supplant the routine handling of inquiries and complaints through informal contact with customer service representatives or other designated personnel of the parties. Accordingly, for purposes of the procedures set forth in this paragraph, a "DISPUTE" is a disagreement that the parties have been unable to resolve by the normal and routine channels ordinarily used for such matters. Before any dispute arising under this Agreement, other than as provided in subparagraph e. below, may be submitted to arbitration, the parties shall first follow the informal and escalating procedures set forth below.

           (1) The complaining party will notify the other party in writing of the dispute, and the non-complaining party will exercise good faith efforts to resolve the matter as expeditiously as possible.

           (2) In the event that such matter remains unresolved for thirty (30) days after the delivery of the complaining party's written notice, a senior representative (vice president or above) of each party shall meet or confer within ten (10) business days of a request for such a meeting or conference by either party to resolve such matter.

           (3) In the event that the meeting or conference specified in (2) above does not resolve such matter, a senior officer (senior vice-president or above) of each party shall meet or confer within ten (10) business days of the request for such a meeting or conference by either party to discuss and agree upon a mutually satisfactory resolution of such matter.

           (4) If the parties are unable to reach a resolution of the dispute after following the above procedure, or if either party fails to participate when requested, the parties may proceed in accordance with subparagraph b. below.

       b. Except as provided in subparagraph e. below, any dispute arising under this Agreement shall, after utilizing the procedures in subparagraph a., be resolved by final and binding arbitration in Long Beach, California, before a single arbitrator selected by, and in accordance with, the rules of commercial arbitration of the American Arbitration Association. Each party shall bear its own costs in the arbitration, including attorneys' fees, and each party shall bear one-half of the cost of the arbitrator.

       c. The arbitrator shall have the authority to award such damages as are not prohibited by this Agreement and may, in addition and in a proper case, declare rights and order specific performance, but only in accordance with the terms of this Agreement.

       d. Either party may apply to a court of general jurisdiction to enforce a arbitrator's award, and if enforcement is ordered, the party against which the order is issued shall pay the costs and expenses of the other party in obtaining such order, including reasonable attorneys' fees.

       e. Notwithstanding the provisions of subparagraphs a. and b. above, any action by StoresOnline to enforce its rights under Paragraph 12e of this Agreement or to enjoin any infringement of the same by Reseller may, at StoresOnline's election, be commenced in the state or federal courts of California, and Reseller consents to personal jurisdiction and venue in such courts for such actions.

     12.  GENERAL.

       a.  ENTIRE AGREEMENT; AMENDMENT.   This Agreement constitutes the entire
agreement between StoresOnline and Reseller and supersedes all previous understandings, negotiations and proposals, whether written or oral. This Agreement may not be altered, amended or modified except by an instrument in writing signed by duly authorized representatives of each party. In the event that any one or more provisions contained in this Agreement should for any reason be held to be unenforceable in any respect, such unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such unenforceable provision had not been contained herein.

       b.  FORCE MAJEURE.   Neither party shall be liable to the other for
delays or failures to perform an obligation to the other hereunder if such delay or failure to perform is due to any act of God, acts of civil or military authority, labor disputes, fire, riots, civil commotion's, sabotage, war, embargo, blockage, floods, epidemics, delays in transportation, inability beyond StoresOnline's reasonable control to obtain necessary labor, materials or manufacturing facilities, or when due to governmental restrictions, including the inability of StoresOnline to obtain appropriate U.S. export license approval or the subsequent suspension of same. In the event of any such delay or failure, the parties shall have an additional period of time equal to the time lost by reason of the foregoing in which to perform hereunder.

       c.  GOVERNING LAW.   This Agreement shall be governed in all respects by
the laws of the State of California, without regard to principles of choice of law.

       d. ASSIGNMENT. Reseller shall not assign this Agreement or any rights hereunder without the prior written consent of StoresOnline, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement to a subsidiary or affiliate corporation provided the assigning party remains wholly liable for the performance of all duties and obligations hereunder.

       e.  DISCLOSURE OF INFORMATION.   Reseller acknowledges that, in the
course of purchasing Services and meeting its obligations under this Agreement, it will obtain information relating to the Services and to StoresOnline, which is of a confidential and proprietary nature ("STORESONLINE PROPRIETARY INFORMATION"). Such StoresOnline Proprietary Information may include, but is not limited to, trade secrets, know-how, inventions, techniques, processes, programs, schematics, data, customer lists, financial information and sales and marketing plans.

       Reseller shall at all times during the term of this Agreement and for three years after its termination, keep in confidence and trust from any person or entity all StoresOnline Proprietary Information and shall not disclose or use such StoresOnline Proprietary Information without the prior written consent of StoresOnline, unless compelled to disclose such StoresOnline Proprietary Information by judicial or administrative process (including, without limitation, in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of governmental or regulatory authorities) or by other requirements of law. Upon termination of this Agreement, Reseller shall promptly return to StoresOnline all StoresOnline Proprietary Information under its control and all copies thereof.

       Neither party shall disclose the specific terms of this Agreement to any third parties except as may be mutually agreed or as required by law or the order of a court of competent jurisdiction.

       The above limitations on disclosure of StoresOnline Proprietary Information shall not apply to information which becomes publicly available through no act of Reseller, is released by StoresOnline in writing with no restrictions, is lawfully obtained by Reseller without breach of this Agreement from third parties without obligations of confidentiality, is previously known by Reseller without similar restrictions as shown by documents in its possession prior to disclosure by StoresOnline or is independently developed by Reseller.

       f.  COMPLIANCE WITH LAW.   Reseller shall comply with all applicable law
the violation of which would have a material adverse effect on StoresOnline or its business, including the export control laws of the United States of America and prevailing regulations which may be issued from time to time by the United States Department of Commerce and any export control regulations of the United States and those countries involved in transactions concerning the exporting, importing and re-exporting of Services purchased under application of these terms and conditions. Reseller shall also comply with the United States Foreign Corrupt Practices Act and shall indemnify StoresOnline from violations of such act by Reseller. This provision shall survive any termination or expiration of the Agreement.

       g.  EXERCISE OF REMEDIES.   Any delay or omission by either party to
exercise any right or remedy under this Agreement shall not be construed to be a waiver of any such right or remedy or any other right or remedy hereunder.

       h.  HEADINGS.   Headings contained in this Agreement are for convenience
only, are not a part of this Agreement, and do not in anyway interpret, limit or amplify the scope, extent or intent of this Agreement or any of the provisions hereof.

       i.  REGULATORY APPROVAL.   Reseller warrants that the Services and the
Mall, when utilized with its own products, will comply with all applicable industry and governmental standards and requirements. StoresOnline assumes no responsibility or liability for these governmental and regulatory standards or requirements, which liability and responsibility is assumed entirely by Reseller. Upon request, StoresOnline will provide copies of regulatory approvals to Reseller.

       k. BRANDING. StoresOnline shall have the right to place a "POWERED BY NETGATEWAY" or "POWERED BY STORESONLINE" byline in a prominent mutually agreed upon location on each storefront site and on each Mall site.

       l.  PUBLICITY.    StoresOnline (or its parent company, Netgateway, Inc.)
shall have the right to inform its customers and the public that StoresOnline has entered into this Agreement with Reseller. Each party may use the other's name or the name of its customers in marketing the Services and the development of the Mall and may link to each other's websites, but neither party will perform any actions which will harm the other's or its customers name and reputation.

       m.   NOTICES.   Any notice required in connection with this Agreement
shall be given in writing and shall be deemed effective upon personal delivery or three business days after deposit in the United States mail, registered or certified, postage prepaid and addressed to the party entitled to such notice at the address indicated below such party's signature line on this Agreement or at such other address as such party may designate by ten (10) days' advance written notice to the other party. All facsimile notices shall be confirmed by written notice mailed, as provided above, within five (5) days of the date of the facsimile is sent. Once confirmed, the notice shall be effective as of the date of the facsimile.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date set forth in the Addendum.

     STORESONLINE.COM, INC., A CALIFORNIA CORPORATION

     NETGATEWAY, A NEVADA CORPORATION


By               /s/  Don M. Corliss, Jr.
   ----------------------------------------------------

     Name:     Don Corliss

     Their:     President

Address for Notices:

300 Oceangate, Suite 500
Long Beach, CA 90802
(562) 308-0010


     WIRELESS ONE, INC.,



By    /s/  Ernest D. Yates, Jr.
   -------------------------------

     Name:   Ernest D. Yates, Jr.

     Its:    Chief Operating Officer

Address for Notices:


2506 Lakeland Drive
Jackson, MS 39208
Phone:  (601) 936-1515
Fax:    (601) 936-1517

Technical Contact:
Telephone:
E-mail Address:

                                   ADDENDUM

                                                   -----------------------------
                                                   THIS ADDENDUM MUST BE KEPT
                                                   CONFIDENTIAL IN ITS ENTIRETY.
                                                   -----------------------------


NAME OF RESELLER   WIRELESS ONE, INC.


DATE OF AGREEMENT:   MAY 20


STANDARD FEATURE SET



CATALOGS



-  International Currencies
-  Weight Units: Kilograms, Grams, Pounds and Ounces
-  Sending Methods: Internet, Fax/Mail and Phone
-  Faxed Internet Orders
-  Payment Methods: VISA, MasterCard, American Express, Discover and JCB
-  Custom Payment Methods
- Standard Shipping Destinations: United States, Canadian Provinces and World Countries
-  Custom Shipping Destinations
-  Multiple Shipping Methods and Regions
-  Shipping Formula Variables: Quantities Ordered, Weight and Subtotal
-  Shipping Formula Functions: Minimum, Maximum and Range
-  Custom Tax Rates
- Custom Survey Questions: Long Answer, Short Answer, Multiple Choice and Single Choice
-  Custom Subtotal Items: Fixed, User Enterable and Optional
-  Users and Passwords



CATEGORIES



-  Unlimited Categories
-  Full Description
-  Image



PRODUCTS



-  Base Item Number
-  Description: Full Description
-  Image
-  Price
-  Sale Price
-  Unique Sale Price for Each Catalogue
-  Non-Taxable Products
-  Weight
-  Category
-  Multiple Product Options (i.e., Color, Size)
-  Multiple Product Option Items (i.e., Red, Green, Blue)
-  Custom Item Numbers based on Options
-  Custom Pricing based on Options
-  Option Conflicts
-  Quantity Discounts
-  Links to Related Items
-  Links to other URL's
-  Preview product pages
-  Generated HTML code to copy and paste into existing sites
-  Graphical pricing for easy integration into existing sites
-  Import product information from a test-delimited file



ORDERS



-  E-mail notification of new orders
-  Order Status
-  Waybill Number and Shipper
-  Custom Notes
-  End-user Order Tracking
-  Export Order Information



STORESONLINE POINT OF SALE



-  Multiple Merchant Numbers
-  Automatic authorization of orders sent over the Internet
-  Manual Authorizations
-  Credits
-  Automatic Settlement
-  Freeze and Thaw Transactions



STORESONLINE HOSTING



-  Home Page Builder
-  Unique URL
-  10 MB Free
-  Virtual hosting of existing domain names
-  Professionally designed templates
-  Customize your own templates



STORESONLINE SEARCH



-  Full Text Search Engine
-  Full Word Listing
-  Phrase or Boolean Searching
-  Re-index your site anytime
-  Integrate into existing sites



PRICING FOR STOREFRONT SERVICES:

Up to 100 Products:

  Monthly Base Wholesale Price:           Discount Threshold:  [**REDACTED**]
  Suggested Retail Price:
  Reseller Retail Price: [**REDACTED**]   Discount for Reseller:
  Default Retail Price:

101 to 300 Products:

  Monthly Base Wholesale Price:          One Time Store Set-up Fee:
  Suggested Retail Price:
  Reseller Retail Price: [**REDACTED**]  Up to 100 products
  Default Retail Price:                   Base Wholesale Price:
                                          Suggested Retail Price: [**REDACTED**]
301 to 1000 Products:                     Reseller Retail Price:

  Monthly Base Wholesale Price:          Additional products may be
  Suggested Retail Price:                 included at $.50 per product
  Reseller Retail Price: [**REDACTED**]   Scanning:[**REDACTED**] per image
  Default Retail Price:                   (first 10 images [**REDACTED**])

Tier: Reseller (Sells to end user customers or, with the prior written consent of StoresOnline, to other Resellers)

MALL DEVELOPMENT SERVICES AND PRICES


     1.  DEVELOPMENT.  StoresOnline shall design and develop one on-line
Mall, to be branded around Reseller's name, brand and image. The Mall will be capable of cataloguing stores independently or in conjunction with other malls that belong to the StoresOnline mall network.



     2. PRICING. Reseller shall pay a one-time development fee for the Mall to be developed hereunder in the amount of $[**REDACTED**], which amount shall be payable upon execution of this Agreement. Reseller shall also pay StoresOnline a monthly maintenance fee equal to [**REDACTED**] [**REDACTED**] for the duration of this Agreement. Such maintenance fee shall include ongoing marketing support, including development of Mall content, training of Reseller salespeople, development (but not printing) of Reseller branded collateral material and periodic distribution of advertising spots to promote the Mall and the Reseller branded StoresOnline service which will be updated quarterly.



     3. PROMOTION. Reseller will promote the Mall with a total of 1,000 30 second spots every month jointly developed by Reseller and StoresOnline in all Systems in which it can insert advertising. In areas where Reseller does not have the ability to perform ad insertions, it will instead promote the Mall through "crawl space" listings. Reseller shall also promote the Mall and storefront locations on its homepage with banner advertisements and links provided by StoresOnline. Likewise, StoresOnline will promote the Mall and Reseller StoresOnline solution across its network of various online malls.



     4. PRESS RELEASE. It is the intention of both StoresOnline and Reseller to issue a joint press release announcing this Agreement.



     5. CUSTOM COMMERCE DEVELOPMENT. In the event that Reseller develops leads which purchase custom eCommerce services from StoresOnlne, StoresOnline shall compensate Reseller [**REDACTED**] percent of the initial development fee due to StoresOnline in connection with such custom solution. Revenues subject to this compensation must be pre-approved by StoresOnline. Examples of this sort of revenue include, but are not limited to, the development of a web site, mall or eCommerce presence for a customer of Reseller or one of its agents.



     6. RAPID MALL DEVELOPMENT. To further develop the Mall initially, StoresOnline shall waive the Store Set-up Fee for the first 50 stores located at the Mall.

                                  EXHIBIT "A"

 STANDARD LICENSE AGREEMENT TERMS TO BE AGREED TO BY END-USER CUSTOMER OR OTHER
                                   RESELLER

          1.   LICENSE.   This License allows you to use any software associated
with the provision of the Services.

          2.   RESTRICTIONS.   You may not use, copy, modify or transfer the
program, or any copy, modification or merged portion, in whole or in part, except as expressly provided for in this License. If you transfer possession of any copy, modification or merged portion of the program to another party, your License is automatically terminated.

          3.   TERM.   The License is effective until terminated.  You may
terminate it at any other time by notifying Reseller of your intent to do so. The License will also terminate upon the occurrence of certain events set forth elsewhere in this Agreement. Upon such termination, you agree to destroy the program together with all copies, modifications and merged portions in any form.

          4. EXPORT LAW ASSURANCES. You agree that neither the pogrom nor any direct product thereof is being or will be shipped, transferred or re-exported, directly or indirectly, into any country prohibited by the US Export Administration Act and the regulations thereunder or will be used for any purpose prohibited by the Act.

          5.   LIMITED WARRANTY.   The program is provided "AS IS" without
warranty of any kind, either expressed or implied, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose. The full text of the warranty is provided in the user manual.

          6. LIMITED LIABILITY. In no event will StoresOnline be liable to you for any damages, including any lost profits, lost savings or other incidental or consequential damages arising out of the use of inability to use such program even if StoresOnline has been advised of the possibility of such damages, or for any claim by any other party.

     7.   GENERAL.   If you are a Government end-user, this License conveys only
"RESTRICTED RIGHTS," and in its use, disclosure and duplication are subject to Federal Acquisition Regulations, subparagraph (c)(1)(11) 52.227-7013. (See U.S. Government End-User provisions in manual.) This License will be construed under the laws of the State of California, except for that body of law dealing with conflicts of law. If any provision of the License shall be held by a court of competent jurisdiction to be contrary to law, that provisions shall be enforced to the maximum extent permissible, and the remaining provisions of this License shall remain in full force and effect.